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                                                                    Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
SeaBright Insurance Holdings, Inc.:

     We consent to the incorporation by reference in the registration statement (No. 333-123319) on Form S-8 of SeaBright Insurance Holdings, Inc. of our report dated March 22, 2005, with respect to the consolidated balance sheets of SeaBright Insurance Holdings, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income (loss), and cash flows for the year ended December 31, 2004 and for the period from June 19, 2003 (inception) through December 31, 2003, and our report dated September 14, 2004, with respect to the combined balance sheet of Eagle Pacific Insurance Company, Inc., Pacific Eagle Insurance Company, Inc. and Pointsure Insurance Services, Inc. (Predecessor) as of December 31, 2002, the related combined statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for the nine months ended September 30, 2003, for the year ended December 31, 2002, and all related financial statement schedules, which reports appear in the December 31, 2004, annual report on Form 10-K of SeaBright Insurance Holdings, Inc.

     Our report on the combined financial statements of the Predecessor refers to the Predecessor's adoption of the provision of the Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP

Seattle, Washington
March 25, 2005